Exhibit 12

                     CONSTELLATION ENERGY CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS
                             (Thousands of Dollars)

                                                                   December      December      December      December     December
                                                                     1996          1995          1994          1993         1992
                                                                  ----------    ----------    ----------    ----------    ---------


Net Income ..................................................    $  547,784    $  432,398    $  550,779    $  551,445    $  465,107
Taxes on Income .............................................       249,588       216,119       250,655       202,978       185,475
                                                                 ----------    ----------    ----------    ----------    ----------
Adjusted Net Income .........................................    $  797,372    $  648,517    $  801,434    $  754,423    $  650,582
                                                                 ----------    ----------    ----------    ----------    ----------

Fixed Charges:
      Interest and Amortization of Debt Discount
         and Expense and Premium on all Indebtedness ........    $  434,303    $  444,861    $  428,199    $  418,668    $  425,101
      Capitalized Interest ..................................        16,313        15,579        12,948        18,226        16,000
      Interest Factor in Rentals ............................        25,491        28,784        11,948        11,401         8,632
                                                                 ----------    ----------    ----------    ----------    ----------
      Total Fixed Charges ...................................    $  476,107    $  489,224    $  453,095    $  448,295    $  449,733
                                                                 ----------    ----------    ----------    ----------    ----------

Preferred and Preference
      Dividend Requirements:
      Preferred and Preference Dividends ....................    $   55,140    $   57,429    $   56,359    $   58,094    $   56,639
      Income Tax Required ...................................        26,494        28,185        25,813        22,989        22,486
      Total Preferred and Preference
                                                                  ----------    ----------    ----------    ----------    ----------
         Dividend Requirements ..............................    $   81,634    $   85,614    $   82,172    $   81,083    $   79,125
                                                                  ----------    ----------    ----------    ----------    ----------

Total Fixed Charges and Preferred
      and Preference Dividend Requirements ..................    $  557,741    $  574,838    $  535,267    $  529,378    $  528,858
                                                                  ==========    ==========    ==========    ==========    ==========

Earnings (1) ................................................    $1,257,166    $1,122,162    $1,241,581    $1,184,492    $1,084,315
                                                                  ==========    ==========    ==========    ==========    ==========

Ratio of Earnings to Fixed Charges ..........................          2.64          2.29          2.74          2.64          2.41
Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements .................................          2.25          1.95          2.32          2.24          2.05

(1)  Earnings consist of adjusted net income and total fixed charges excluding capitalized interest.